Exhibit 10.36
EXECUTION COPY
THIRD MEZZANINE GUARANTY AGREEMENT
     THIS THIRD MEZZANINE GUARANTY AGREEMENT (this “Guaranty”) is executed as of November 6, 2007, by MORGANS GROUP LLC, a Delaware limited liability company, having an address at 475 Tenth Avenue, New York, New York 10018, Attention: Marc Gordon, Chief Investment Officer (“Morgans Guarantor”), and by DLJ MB IV HRH, LLC, a Delaware limited liability company, having an address c/o DLJ Merchant Banking Partners, 11 Madison Avenue, New York, New York 10010, Attention: Ryan Sprott (“DLJ Guarantor”; and collectively with Morgans Guarantor, each, individually, a “Guarantor”, and collectively, “Guarantors”), jointly and severally, for the benefit of COLUMN FINANCIAL, INC., a Delaware corporation, having an address at 11 Madison Avenue, New York, New York 10010 (together with its successors and assigns, “Lender”).
RECITALS:
     A. Pursuant to that certain Replacement Reduced Acquisition Loan Promissory Note and Replacement Construction Loan Promissory Note, each dated of even date herewith and executed by HRHH Hotel/Casino, LLC, HRHH Cafe, LLC, HRHH Development, LLC, HRHH IP, LLC, and HRHH Gaming, LLC (collectively, the “Mortgage Borrowers”), and payable to the order of Column Financial, Inc., in its capacity as mortgage lender (together with its successors and assigns, the “Mortgage Lender”), in the original principal amount of One Billion Thirty Million and No/100 Dollars ($1,030,000,000) (as the same may be further amended, restated, replaced, supplemented, or otherwise modified from time to time, collectively, the “Mortgage Notes”), Mortgage Borrowers have become indebted, and may from time to time be further indebted, to Mortgage Lender with respect to a loan (the “Mortgage Loan”) made pursuant to that certain Amended and Restated Loan Agreement, dated as of the date hereof, among Mortgage Borrowers and Mortgage Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Mortgage Loan Agreement”), which Mortgage Loan is secured by, among other things, (i) that certain Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing), dated as of February 2, 2007 (as amended by that certain Modification of Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing) and Other Loan Documents dated as of the date hereof, and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, the “Mortgage”), made by Mortgage Borrowers for the benefit of Mortgage Lender, encumbering, among other properties, certain real property and the improvements thereon located in the City of Las Vegas, County of Clark, State of Nevada, as more particularly described in the Mortgage (the “Property”); (ii) that certain Guaranty Agreement dated as of February 2, 2007 (as amended by that certain Modification and Ratification of Guaranties dated as of the date hereof, and as the same may be further amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Mortgage Non-Recourse Guaranty”), made by Guarantors in favor of Mortgage Lender); and (iii) further evidenced, secured or governed by other instruments and documents executed in connection with the Mortgage Loan (together with the Mortgage Notes, the Mortgage Loan Agreement, the Mortgage and the Mortgage Non-Recourse Guaranty, collectively, the “Mortgage Loan Documents”).

     B. Pursuant to that certain First Mezzanine Promissory Note, dated of even date herewith, executed by HRHH JV Senior Mezz, LLC and HRHH GAMING Senior Mezz, LLC (collectively, the “First Mezzanine Borrowers”), and payable to the order of Column Financial, Inc., in its capacity as First mezzanine lender (together with its successors and assigns, the “First Mezzanine Lender”), in the original principal amount of Two Hundred Million and 00/100 Dollars ($200,000,000.00), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (the “First Mezzanine Note”), First Mezzanine Borrowers have become indebted to First Mezzanine Lender with respect to a loan (the “First Mezzanine Loan”) made pursuant to that certain First Mezzanine Loan Agreement, dated as of the date hereof, among First Mezzanine Borrowers and First Mezzanine Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “First Mezzanine Loan Agreement”), which First Mezzanine Loan is secured by, among other things, (i) that certain First Mezzanine Pledge and Security Agreement, dated as of the date hereof, made by First Mezzanine Borrowers, as pledgors, in favor of First Mezzanine Lender, as pledgee (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “First Mezzanine Pledge Agreement”); (ii) that certain First Mezzanine Guaranty Agreement, dated as of the date hereof, made by Guarantors in favor of First Mezzanine Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “First Mezzanine Non-Recourse Guaranty”); and (iii) further evidenced, secured or governed by other instruments and documents executed in connection with the First Mezzanine Loan (together with the First Mezzanine Note, the First Mezzanine Loan Agreement, the First Mezzanine Pledge Agreement and the First Mezzanine Non-Recourse Guaranty, collectively, the “First Mezzanine Loan Documents”).
     C. Pursuant to that certain Second Mezzanine Promissory Note, dated of even date herewith, executed by HRHH Gaming Junior Mezz, LLC and HRHH JV Junior Mezz, LLC (collectively, the “Second Mezzanine Borrowers”), and payable to the order of Column Financial, Inc., in its capacity as second mezzanine lender (together with its successors and assigns, the “Second Mezzanine Lender”), in the original principal amount of One Hundred Million and No/100 Dollars ($100,000,000), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (the “Second Mezzanine Note”), Second Mezzanine Borrowers have become indebted to Second Mezzanine Lender with respect to a loan (the “Second Mezzanine Loan”) made pursuant to that certain Second Mezzanine Loan Agreement, dated as of the date hereof, among Second Mezzanine Borrowers and Second Mezzanine Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Second Mezzanine Loan Agreement”), which Second Mezzanine Loan is secured by, among other things, (i) that certain Second Mezzanine Pledge and Security Agreement, dated as of the date hereof, made by Second Mezzanine Borrowers, as pledgors, in favor of Second Mezzanine Lender, as pledgee (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Second Mezzanine Pledge Agreement”); (ii) that certain Second Mezzanine Guaranty Agreement, dated as of the date hereof, made by Guarantors in favor of Second Mezzanine Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Second Mezzanine Non-Recourse Guaranty”, and together with the Mortgage Non-Recourse Guaranty and the First Mezzanine Non-Recourse Guaranty, collectively, the “Other Guarantees”); and (iii) further evidenced, secured or governed by other instruments and documents executed in connection with the Second Mezzanine Loan (together with the Second

Mezzanine Note, the Second Mezzanine Loan Agreement, the Second Mezzanine Pledge Agreement and the Second Mezzanine Non-Recourse Guaranty, collectively, the “Second Mezzanine Loan Documents”).
     D. Pursuant to that certain Third Mezzanine Promissory Note, dated of even date herewith, executed by HRHH JV JUNIOR MEZZ TWO, LLC, a Delaware limited liability company (“JV Borrower”) and HRHH GAMING JUNIOR MEZZ TWO, LLC, a Delaware limited liability company (“Gaming Mezz Borrower”; and each of JV Borrower and Gaming Mezz Borrower being referred to herein individually as a “Borrower” and collectively as “Borrowers”), and payable to the order of Lender in the original principal amount of Sixty Five Million and 00/100 Dollars ($65,000,000.00), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (the “Note”), Borrowers have become indebted to Lender with respect to a loan (the “Loan”) made pursuant to that certain Third Mezzanine Loan Agreement, dated as of the date hereof, among Borrowers and Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Loan Agreement”), which Loan is secured by, among other things, that certain Third Mezzanine Pledge and Security Agreement, dated as of the date hereof, made by Borrowers, as pledgors, in favor of Lender, as pledgee (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Pledge Agreement”), and further evidenced, secured or governed by other instruments and documents executed in connection with the Loan (together with the Note, the Loan Agreement and the Pledge Agreement, collectively, the “Loan Documents”).
     E. Lender is not willing to make the Loan, or otherwise extend credit, to Borrowers unless each Guarantor unconditionally guarantees payment and performance to Lender of the Guaranteed Obligations (as herein defined).
     F Each Guarantor is the owner of a direct or indirect interest in each Borrower, and each Guarantor will directly benefit from Lender’s making the Loan to Borrowers.
     G. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
     NOW, THEREFORE, as an inducement to Lender to make the Loan to Borrowers, and to extend such additional credit as Lender may from time to time extend under the Loan Documents, and for $10.00 and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
ARTICLE 1
NATURE AND SCOPE OF GUARANTY
     1.1 Guaranty of Obligation. Each Guarantor hereby jointly and severally (except as otherwise expressly provided in the proviso at the end of Section 1.2(c) hereof), irrevocably and unconditionally guarantees to Lender and its successors and assigns the payment and performance of the Guaranteed Obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Each Guarantor hereby jointly and severally (except as otherwise expressly provided in the proviso at the end of Section 1.2(c) hereof), irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.
     1.2 Definition of Guaranteed Obligations. As used herein, the term “Guaranteed Obligations” means:
     (a) the obligations and liabilities of each Borrower to Lender for any actual loss, damage (excluding any lost revenue, diminution of value and consequential damages), reasonable cost, reasonable expense, liability, claim and any other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
     (i) fraud or intentional misrepresentation by any Loan Party, HRHI, any Guarantor or any of their respective principals, officers, agents or employees in connection with the Loan;
     (ii) physical waste to any Property arising from the intentional misconduct or gross negligence of any Loan Party, HRHI, any Guarantor or any of their respective principals, officers, agents or employees and/or any removal of any asset forming a part of any Property in violation of the Loan Agreement or the other Loan Documents;
     (iii) intentionally omitted;
     (iv) the misappropriation or conversion by any Loan Party, by any Person Controlled by any Loan Party (including, without limitation, any Affiliated Manager, Liquor Manager who is an Affiliate of any Loan Party or Gaming Operator who is an Affiliate of any Loan Party), by any agent of any Loan Party, or by any other Person with whom any Loan Party shall collude or cooperate, of (A) any Insurance Proceeds paid by reason of any Casualty, to the extent so misappropriated or converted; (B) any Awards received in connection with a Condemnation, to the extent so misappropriated or converted; (C) any Rents or other Gross Income from Operations not delivered to Lender following and during the continuance of an Event of Default and not otherwise used to pay actual, customary Operating Expenses reflected on the Approved Annual Budget then in effect, including, without limitation, (I) any income, proceeds or other amounts received by any Loan Party under the Gaming Sublease, and/or (II) without duplication of the foregoing clause (I), any income, proceeds or revenue generated from gaming activities at any Property, in each of the foregoing instances, to the extent so misappropriated or converted; (D) any Rents paid more than one (1) month in advance in violation of the Loan Agreement or the other Loan Documents, to the extent so misappropriated or converted; and/or (E) any security deposits, to the extent so misappropriated or converted;
     (v) the failure of any Loan Party to pay (or to deposit into the Mortgage Reserve Funds or the Reserve Funds, if applicable, amounts sufficient to pay) all Taxes and all other costs giving rise to any Lien on any portion of the Collateral or any Property or the IP with priority over or equal to the Lien of the Loan Documents in violation of the Loan Agreement or the other Loan Documents, to the extent that there is sufficient Gross Income from Operations to make such payments (or deposits, as applicable);
     (vi) if any Loan Party fails to maintain its status as a Special Purpose Entity as required pursuant to the terms of the Loan Agreement;
     (vii) if any Loan Party fails to obtain Lender’s consent to any subordinate financing, deed of trust, mortgage or other voluntary lien encumbering the Collateral, any Property or the IP, other than Permitted Encumbrances and Permitted IP Encumbrances;
     (viii) the failure to maintain insurance coverage under blanket insurance policies to the extent permitted under the Loan Agreement;
     (ix) if any of the events set forth in clauses (a), (b) or (c) of Section 5.2.11 of the Loan Agreement shall occur without the prior approval of Lender;
     (x) if any of the restrictions to Transfer set forth in Section 5.2.10 of the Loan Agreement or in any of the other Loan Documents are violated;
     (xi) if Lender or any Affiliate thereof shall succeed to the interest of HRHI under the Gaming Sublease following a foreclosure, deed in lieu of foreclosure or similar transfer, any actual loss, cost, damage or expense (including, without limitation, reasonable attorneys’ fees expenses) suffered by Lender or such Affiliate as a result of: (A) any act, omission, neglect or default of HRHI under the Gaming Sublease, (B) any claim, defense, counterclaim or offset which the Gaming Operator may have under the Gaming Sublease against HRHI, (C) any obligation to make any payment to the Gaming Operator under the Gaming Sublease which was required to be made by or on behalf of HRHI prior to the time Lender or such Affiliate succeeded to HRHI’s interest under the Gaming Sublease, (D) any monies deposited with HRHI under the Gaming Sublease, except to the extent such monies are actually received by Lender or such Affiliate, (E) any obligation to complete or permit the construction of any improvements under the Gaming Sublease arising while HRHI was the sublandlord under the Gaming Sublease, and/or (F) any default by HRHI under the Gaming Lease beyond applicable notice and cure periods;
     (xii) if HRHI or any Affiliate thereof shall send a notice to Gaming Operator under Section 6(a), (c) or (d), as applicable, of the Gaming Recognition Agreement which conflicts with any notice theretofore sent by Lender to Gaming Operator under said Section 6(a), (c) or (d), as applicable, of the Gaming Recognition Agreement; provided, however, that the liability under this clause (xii) shall be limited to all fees and costs incurred by Gaming Operator in bringing and pursuing any interpleader action contemplated by said Section 6(a), (c) or (d), as applicable, and only to the extent that Gaming Operator seeks to recover and/or does recover such fees and expenses from Lender;
     (xiii) if HRHI shall fail to provide Gaming Employees for the operation of gaming activities at the Hotel/Casino Property as and to the extent required pursuant to Paragraph 7of the HRHI Gaming Agreement;
     (xiv) in the event that Gaming Borrower shall ever become the Gaming Operator pursuant to Article XII of the Loan Agreement, if Gaming Borrower thereafter shall fail to provide gaming operation services for the Hotel/Casino Property following an Event of Default or a foreclosure of the Mortgage as and to the extent required pursuant to Section 12.1(e) of the Loan Agreement;
     (xv) in the event that HRHI, Gaming Borrower, any other Loan Party or any Affiliate thereof shall be the Liquor Manager, if HRHI, Gaming Borrower, such other Loan Party or such Affiliate thereof shall fail to provide liquor management services for the Hotel/Casino Property following an Event of Default or a foreclosure of the Mortgage as and to the extent required (A) as to HRHI, pursuant to Sections 5(a) or 5(b) of the Assignment of Liquor Management Agreement, as applicable, and (B) as to Gaming Borrower, any other Mortgage Borrower or any Affiliate thereof, pursuant to Section 5.1.23(c) of the Loan Agreement;
     (xvi) in connection with the $250,000 lease termination fee pursuant to Section 3.2(B) of that certain Lease by and between PM Realty, LLC and HRHI, as landlord, and Mr. Chow of Las Vegas, LLC, as tenant, dated December 24, 2004;
     (xvii) as a result of the imposition of any tax provided in NRS §§375.020 and 375.023 with respect to the merger transaction contemplated under the Merger Agreement and/or the subsequent conveyance of the Hotel/Casino Property (A) to HRHH Gaming Junior Mezz, LLC, and then (B) to Gaming Mezz Borrower, and then (iii) to Hotel/Casino Borrower, provided, however, that any liability under this clause (xvii) shall terminate upon the payment in full of the Debt; and/or
     (xviii) as a result of Adjacent Borrower selling or attempting to sell any Partial Release Parcel or any Partial Adjacent Parcel in accordance with the procedures set forth in Section 2.5.1(f) or 2.5.2(f) of the Mortgage Loan Agreement, as applicable, rather than pursuant to a customary direct deed transfer, including, without limitation, (A) the imposition of any tax (including interest and penalties) provided in NRS §§375.020 and 375.023, (B) in connection with any Bankruptcy Action filed by or against any Subsidiary Transferee prior to or following the consummation of such sale, and/or (C) in connection with any delay in accomplishing any of the steps identified in said Section 2.5.1(f) or 2.5.2(f) of the Mortgage Loan Agreement, as applicable.

     (b) the entire amount of the Debt in the event of:
     (i) any Loan Party, HRHI or both Guarantors filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;
     (ii) the filing of an involuntary petition against any Loan Party, HRHI or both Guarantors under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by or on behalf of any Person other than Lender, and such petition is not dismissed within ninety (90) days after filing, or any Loan Party, or any Affiliate of any of them who Controls any Loan Party, or HRHI or both Guarantors, solicit or cause to be solicited petitioning creditors for any involuntary petition against any Loan Party, HRHI or both Guarantors from any Person (other than if requested to do so by or on behalf of Lender);
     (iii) any Loan Party, HRHI or both Guarantors filing an answer consenting to, or any Loan Party, HRHI or both Guarantors, or any Affiliate of any of them who Controls any Loan Party, otherwise consenting to or acquiescing or joining in, any involuntary petition filed against any Loan Party, HRHI or both Guarantors, by any other Person (other than if filed by or on behalf of Lender) under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;
     (iv) any Loan Party, HRHI or both Guarantors, or any Affiliate of any of them who Controls any Loan Party, consenting to or acquiescing or joining in an application for the appointment of a custodian, receiver, trustee or examiner for any Loan Party or any portion of any Property or any portion of the IP or the Collateral (other than any such appointment at the request or petition of Lender);
     (v) any Loan Party, HRHI or both Guarantors voluntarily making an assignment for the benefit of creditors (other than Lender), or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; and/or
     (vi) Gaming Mezz Borrower failing to comply, or cause compliance by the applicable Loan Party, with the requirements of the Gaming Laws to obtain the approval of the Gaming Authorities of the pledge of the Gaming Securities pursuant to Section 17(b) of the Pledge Agreement (it being understood and agreed that Guarantors shall have no liability under this clause (vi) to the extent arising from the failure of Lender to reasonably cooperate with the Gaming Authorities in connection with such Gaming Law requirements to the extent necessary);
     unless, in the case of any of the foregoing clauses (i), (ii), (iii), (iv), (v) or (vi) as it relates to or affects both Guarantors, one or more guarantors acceptable to Lender in its sole discretion remains or becomes a guarantor of the Loan.

     (c) the payment of the following amounts as and when due under the Loan Agreement if and to the extent that any of the same are not paid in full by Borrowers as and when due under the Loan Agreement:
     (i) any Interest Shortfall existing on any Payment Date (A) occurring after February 2, 2008, if on or after February 2, 2008 the Gaming Operating Condition is not satisfied, and (B) ending with (and including) the May 9, 2008 Payment Date; and
     (ii) all amounts necessary to obtain and maintain the Gaming Letter of Credit in accordance with Section 12.3 of the Mortgage Loan Agreement, including, without limitation, the reimbursement obligation to the counterparty issuing the Gaming Letter of Credit in the full principal amount thereof in the event that Mortgage Lender draws on the same in accordance with its rights under the Mortgage Loan Agreement (provided, that in no event shall the aggregate obligations and liabilities of Guarantors under this Section 1.2(c)(ii) and under Section 1.2(c)(ii) of the Other Guarantees exceed the amount of the Gaming Letter of Credit);
provided, however, that it is expressly understood, agreed and acknowledged by Lender and Guarantors that, notwithstanding anything to the contrary set forth in this Guaranty or in any other Loan Document, the Guaranteed Obligations set forth in this Section 1.2(c) shall be and remain the sole and exclusive liability of the DLJ Guarantor and, under no circumstances, shall the Morgans Guarantor ever have any liability with respect thereto.
     1.3 Nature of Guaranty. This Guaranty is an irrevocable, absolute, joint and several (except as otherwise expressly provided in the proviso at the end of Section 1.2(c) hereof), continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by any Guarantor and after (if such Guarantor is a natural person) such Guarantor’s death (in which event this Guaranty shall be binding upon such Guarantor’s estate and such Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of any Guarantor to Lender with respect to the Guaranteed Obligations. This Guaranty may be enforced by Lender and any subsequent holder of the Note and shall not be discharged by the assignment or negotiation of all or part of the Note.
     1.4 Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantors to Lender hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of any Borrower (except for the defense of the payment of the Guaranteed Obligations), or any other party, against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

     1.5 Payment By Guarantors. If all or any part of the Guaranteed Obligations shall not be punctually paid when due, whether at demand, maturity, acceleration or otherwise, Guarantors shall, immediately upon demand by Lender, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever (except as otherwise provided herein), pay (and each agrees jointly and severally (except as otherwise expressly provided in the proviso at the end of Section 1.2(c) hereof) to pay) in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Lender at Lender’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations, and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.
     1.6 No Duty To Pursue Others. To the extent permitted by applicable law, it shall not be necessary for Lender (and each Guarantor hereby waives any rights which such Guarantor may have to require Lender), in order to enforce the obligations of any Guarantor hereunder, first to (a) institute suit or exhaust its remedies against any Loan Party or others liable on the Loan or the Guaranteed Obligations or any other person, (b) enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (c) enforce Lender’s rights against any other guarantors of the Guaranteed Obligations, (d) join any Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (e) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Loan, or (f) resort to any other means of obtaining payment of the Guaranteed Obligations. Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.
     1.7 Waivers. Each Guarantor agrees to the provisions of the Loan Documents, and, to the extent permitted by applicable law, hereby waives notice of (a) any loans or advances made by Lender to any Borrower, (b) acceptance of this Guaranty, (c) any amendment or extension of the Note, the Loan Agreement or of any other Loan Documents, (d) the execution and delivery by any Borrower and Lender of any other loan or credit agreement or of any Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Collateral, (e) the occurrence of any breach by any Borrower or an Event of Default, (f) Lender’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (h) protest, proof of non-payment or default by any Loan Party, and (i) any other action at any time taken or omitted by Lender, and, generally, all demands and notices of every kind in connection with this Guaranty, the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and/or the obligations hereby guaranteed.
     1.8 Payment of Expenses. In the event that any Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantors jointly and severally (except as otherwise expressly provided in the proviso at the end of Section 1.2(c) hereof) agree to pay to Lender and shall promptly upon written demand by Lender, pay Lender all reasonable costs and expenses (including court costs and attorneys’ fees) incurred by Lender in the enforcement hereof or the preservation of Lender’s rights hereunder. Notwithstanding the foregoing, in the event that (A) Lender employs counsel to enforce the provisions of this Guaranty and (B) Lender has sold or transferred any interests in the Note, then Guarantors shall only be responsible for the attorney’s fees and expenses of the counsel of only one Lender. The covenant contained in this Section 1.8 shall survive the payment and performance of the Guaranteed Obligations.
     1.9 Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Lender must rescind or restore any payment, or any part thereof, received by Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to any Guarantor by Lender shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of each Borrower and each Guarantor that none of Guarantors’ obligations hereunder shall be discharged except by Guarantors’ performance of such obligations and then only to the extent of such performance.
     1.10 Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, as long as the Debt remains outstanding and to the extent permitted by applicable law, each Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights such Guarantor may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating such Guarantor to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Borrower or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by any Guarantor under or in connection with this Guaranty or otherwise.
     1.11 Borrower. The term “Borrower” as used herein shall include any new or successor corporation, association, partnership (general or limited), limited liability company, joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of any Borrower or any interest in any Borrower.
ARTICLE 2
EVENTS AND CIRCUMSTANCES NOT REDUCING OR DISCHARGING GUARANTORS’ OBLIGATIONS
     Each Guarantor hereby consents and agrees to each of the following, and agrees that such Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and, to the extent permitted by applicable law, waives any common law, equitable, statutory or other rights (including, without limitation, rights to notice) which such Guarantor might otherwise have as a result of or in connection with any of the following even if any of the following is materially prejudicial to any or all Guarantors:
     2.1 Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Note, the Pledge Agreement, the Loan Agreement, the other Loan Documents, the Mortgage Loan Documents, the First Mezzanine Loan Documents, the Second Mezzanine Loan Documents, or any other document, instrument, contract or understanding between Borrowers (or any of them) and Lender, or between Mortgage Borrowers (or any of them) and Mortgage Lender, or between First Mezzanine Borrowers (or any of them) and First Mezzanine Lender, or between Second Mezzanine Borrowers (or any of them) and Second Mezzanine Lender, or any other parties, pertaining to the Guaranteed Obligations or any failure of Lender to notify any Guarantor of any such action.
     2.2 Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to any Borrower or by Mortgage Lender to any Mortgage Borrower, or by First Mezzanine Lender to any First Mezzanine Borrower or by Second Mezzanine Lender to any Second Mezzanine Borrower or any Guarantor or any other Person.
     2.3 Condition of Borrowers or Guarantors. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Loan Party, any Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Loan Party or any Guarantor, or any sale, lease or transfer of any or all of the assets of any Loan Party or any Guarantor, or any changes in the shareholders, partners or members of any Loan Party or any Guarantor; or any reorganization of any Loan Party or any Guarantor.
     2.4 Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including, without limitation, the fact that (a) the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, (b) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (c) the officers or representatives executing the Note, the Pledge Agreement, the Loan Agreement, the other Loan Documents, the Mortgage Loan Documents, the First Mezzanine Loan Documents, the Second Mezzanine Loan Documents, or otherwise creating the Guaranteed Obligations acted in excess of their authority, (d) the Guaranteed Obligations violate applicable usury laws, (e) any Borrower has valid defenses (other than the payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from any Borrower, (f) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (g) the Note, the Pledge Agreement, the Loan Agreement, any of the other Loan Documents, the Mortgage Loan Documents, the First Mezzanine Loan Documents or the Second Mezzanine Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that each Guarantor shall remain jointly and severally (except as otherwise expressly provided in the proviso at the end of Section 1.2(c) hereof) liable hereon regardless of whether any Borrower, any other Guarantor or any other Person be found not liable on the Guaranteed Obligations or any part thereof for any reason.
     2.5 Release of Obligors. Any full or partial release of the liability of any Borrower on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally (except as otherwise expressly provided in the proviso at the end of Section 1.2(c) hereof), to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by each Guarantor that such Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and such Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that any other Person (including any other Guarantor) will be liable to pay or perform the Guaranteed Obligations, or that Lender will look to any other Person (including any other Guarantor) to pay or perform the Guaranteed Obligations.
     2.6 Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.
     2.7 Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.
     2.8 Care and Diligence. The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including, but not limited to, any neglect, delay, omission, failure or refusal of Lender (a) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (b) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (c) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.
     2.9 Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that such Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations.
     2.10 Offset. The Note, the Guaranteed Obligations and the liabilities and obligations of Guarantors to Lender hereunder shall not be reduced, discharged or released by reason of any existing or future right of offset, claim or defense (except as may be expressly provided in the Loan Agreement and except that of payment of the Guaranteed Obligations) of any Borrower against Lender, or of any Mortgage Borrower against Mortgage Lender, or any other Person or of any First Mezzanine Borrower against First Mezzanine Lender, or of any Second Mezzanine Borrower against Second Mezzanine Lender, or any other Person or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

     2.11 Merger. The reorganization, merger or consolidation of any Borrower into or with any Person.
     2.12 Preference. Any payment by any Borrower to Lender, or by any Mortgage Borrower to Mortgage Lender, or by any First Mezzanine Borrower to First Mezzanine Lender, or by any Second Mezzanine Borrower to Second Mezzanine Lender, as applicable, is held to constitute a preference under bankruptcy laws, or for any reason Lender, Mortgage Lender, First Mezzanine Lender or Second Mezzanine Lender is required to refund such payment or pay such amount to such Borrower, Mortgage Borrower, First Mezzanine Borrower or Second Mezzanine Borrower or to someone else, as applicable.
     2.13 Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that such Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     To induce Lender to enter into the Loan Documents and extend credit to Borrowers, each Guarantor represents and warrants to Lender as follows:
     3.1 Benefit. Such Guarantor is an Affiliate of each Borrower, is the owner of a direct or indirect interest in each Borrower, and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.
     3.2 Familiarity and Reliance. Such Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of the Borrowers and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however, such Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.
     3.3 No Representation By Lender. Neither Lender nor any other party has made any representation, warranty or statement to such Guarantor in order to induce such Guarantor to execute this Guaranty.
     3.4 Financial Representations, Warranties and Covenants. Each Guarantor hereby makes the representations, warranties and covenants set forth on Exhibit A attached hereto and made a part hereof, which representations, warranties and covenants are intended to and shall form a part of this Guaranty for all purposes.

     3.5 Legality. The execution, delivery and performance by such Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which such Guarantor is subject or constitute a material default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the material breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which such Guarantor is a party or which may be applicable to such Guarantor. This Guaranty is a legal and binding obligation of such Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.
     3.6 Survival. All representations and warranties made by each Guarantor herein shall survive the execution hereof.
ARTICLE 4
SUBORDINATION OF CERTAIN INDEBTEDNESS
     4.1 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of any Loan Party to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Loan Party thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against any Loan Party (arising as a result of subrogation or otherwise) as a result of any Guarantor’s payment of all or a portion of the Guaranteed Obligations. Upon the occurrence and during the continuance of an Event of Default, no Guarantor shall receive or collect, directly or indirectly, from any Loan Party or any other party any amount upon any Guarantor Claim.
     4.2 Claims in Bankruptcy. In the event of any receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Guarantor as debtor, Lender shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to Lender. Should Lender receive, for application against the Guaranteed Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between any Borrower and any Guarantor, shall constitute a credit against the Guarantor Claims, then upon payment to Lender in full of the Guaranteed Obligations, such Guarantor shall become subrogated to the rights of Lender to the extent that such payments to Lender on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Lender had not received dividends or payments upon the Guarantor Claims.

     4.3 Payments Held in Trust. Notwithstanding anything to the contrary in this Guaranty, in the event that any Guarantor shall receive any funds, payments, claims or distributions which are prohibited by this Guaranty, such Guarantor agrees to hold in trust for Lender an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay such funds, payments, claims and/or distributions promptly to Lender, and such Guarantor covenants promptly to pay the same to Lender.
     4.4 Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon any Borrower’s assets securing payment of any Guarantor Claim shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon such Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of such Guarantor or Lender presently exist or are hereafter created or attach. Without the prior written consent of Lender as long as the Debt is outstanding, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against any Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of any Borrower held by any Guarantor.
ARTICLE 5
MISCELLANEOUS
     5.1 Waiver. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Pursuant to Nevada Revised Statutes (“NRS”) §40.495(2), each Guarantor hereby waives the provisions of NRS §40.430.
     5.2 Notices. Except as otherwise required by applicable law, all notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (each, a “Notice”) shall be given in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by reputable overnight courier, (c) sent by (i) certified or registered United States mail, postage prepaid, return receipt requested or (ii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) sent by telecopier (with answer back acknowledged and followed by a hard copy via one of the other methods described above), addressed as follows (or to such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a Notice to the other parties hereto in the manner provided for in this Section 5.2):

Guarantor:	DLJ MB IV HRH, LLC
c/o DLJ Merchant Banking Partners
11 Madison Avenue
New York, New York 10010
Attention: Ryan Sprott
Facsimile No.: (212) 743-1667

with a copy to:	Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, New York 10022
Attention: Michelle Kelban, Esq.
Facsimile No.: (212) 751-4864

with a copy to:	Latham & Watkins LLP
633 West Fifth Street
Suite 4000
Los Angeles, California 90071
Attention: Paul Fuhrman, Esq.
Facsimile No.: (213) 891-8763

Guarantor:	Morgans Group LLC
475 Tenth Avenue
New York, New York 10018
Attention: Marc Gordon, Chief Investment Officer
Facsimile No.: (212) 277-4270

with a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
29th Floor
New York, New York 10019
Attention: Stephen Gellman, Esq.
Facsimile No.: (212) 403-2000

Lender:	Column Financial, Inc.
11 Madison Avenue
New York, New York 10010
Attention: Edmund Taylor
Facsimile No.: (212) 352-8106

with a copy to:	Column Financial, Inc.
One Madison Avenue
New York, New York 10019
Legal and Compliance Department
Attention: Casey McCutcheon, Esq.
Facsimile No.: (917) 326-8433

with a copy to:	Thelen Reid Brown Raysman & Steiner, LLP
875 Third Avenue
New York, New York 10022
Attention: Jeffrey B. Steiner, Esq.
Facsimile No.: (212) 603-2001
Hard Rock / Rand Peppas
A Notice shall be deemed to have been given: in the case of hand delivery or delivery by a reputable overnight courier, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission on a Business Day after advice by telephone to recipient that a telecopy Notice is forthcoming; provided, that within three (3) Business Days thereafter, a hard copy of such Notice shall have been delivered pursuant to the provisions of clause (a), (b) or (c) of this Section 5.2. Any failure to deliver a Notice by reason of a change of address not given in accordance with this Section 5.2, or any refusal to accept a Notice, shall be deemed to have been given when delivery was attempted. Any Notice required or permitted to be given by any party hereunder or under any other Loan Document may be given by its respective counsel. Additionally, any Notice required or permitted to be given by Lender hereunder or under any other Loan Document may also be given by the Servicer.
     5.3 Governing Law. This Guaranty shall be governed in accordance with the terms and provisions of Section 10.3 of the Loan Agreement.
     5.4 Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
     5.5 Amendments. This Guaranty may be amended only by an instrument in writing executed by the party or an authorized representative of the party against whom such amendment is sought to be enforced.
     5.6 Parties Bound; Assignment. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives;

provided, however, that no Guarantor may, without the prior written consent of Lender, assign any of its rights, powers, duties or obligations hereunder except as may otherwise be permitted under the Loan Agreement.
     5.7 Fully Recourse. (a) The Guaranteed Obligations are joint and several (except as otherwise expressly provided in the proviso at the end of Section 1.2(c) hereof) recourse obligations of Guarantors and not restricted by any limitation on personal liability.
     (b) Notwithstanding anything to the contrary in this Guaranty, in the Loan Agreement or in any other Loan Document, no present or future Constituent Member other than (i) a Guarantor, and (ii) with respect to the DLJ Guarantor, DLJ Merchant Banking Partners IV, L.P., MBP IV Plan Investors, L.P., DLJMB HRH Co-Investments, L.P., DLJ Offshore Partners IV, L.P., and DLJ Merchant Banking Partners IV (Pacific), L.P. (such limited partnerships, collectively, the “DLJMB Parties”) as provided in the DLJMB Commitment Letter, nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, principal, participant or agent of or in any Guarantor or of or in any Person that is or becomes a Constituent Member, other than Guarantors and such DLJMB Parties, shall have any personal liability, directly or indirectly, under or in connection with this Guaranty, or any amendment or amendments hereto made at any time or times, heretofore or hereafter, and Lender on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.
     5.8 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.
     5.9 Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.
     5.10 Counterparts. To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.
     5.11 Rights and Remedies. If any Guarantor becomes liable for any indebtedness owing by any Borrower to Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against any such Guarantor. To the extent permitted by applicable law, the exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

     5.12 Entirety. THIS GUARANTY EMBODIES THE FINAL AND ENTIRE AGREEMENT OF GUARANTORS AND LENDER WITH RESPECT TO GUARANTORS’ GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTORS AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THIS GUARANTY, AND NO COURSE OF DEALING BETWEEN ANY GUARANTOR AND LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS BETWEEN ANY GUARANTOR AND LENDER.
     5.13 Waiver of Right To Trial By Jury. EACH GUARANTOR HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE LOAN AGREEMENT, THE PLEDGE AGREEMENT, OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH GUARANTOR, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 5.13 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH GUARANTOR.
     5.14 Cooperation. Each Guarantor acknowledges that Lender and its successors and assigns may (a) sell this Guaranty, the Note and other Loan Documents to one or more investors as a whole loan, (b) participate the Loan secured by this Guaranty to one or more investors, (c) deposit this Guaranty, the Note and other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (d) otherwise sell the Loan or one or more interests therein to investors (the transactions referred to in clauses (a) through (d) are hereinafter each referred to as “Secondary Market Transactions”). Each Guarantor shall reasonably cooperate with Lender at Lender’s cost and expense in effecting any such Secondary Market Transaction and shall reasonably cooperate to implement all requirements imposed by any Rating Agency involved in any Secondary Market Transaction. Each Guarantor shall provide such information and documents relating to such Guarantor, Borrowers, Mortgage Borrowers, the Properties and any tenants of the Improvements as Lender may reasonably request in connection with such Secondary Market Transaction. In addition, each Guarantor shall make available to Lender all information concerning its business and operations that Lender may reasonably request in connection with such Secondary Market Transaction. Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction provided such parties are held to customary confidentiality standards. It is understood that the information provided by any Guarantor to Lender may ultimately be incorporated into the offering documents for the Secondary Market Transaction and that various investors may also see some or all of the information. Lender and all of the aforesaid third party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, any Guarantor in the form as provided by such Guarantor. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction, or otherwise as part of its business development. Notwithstanding anything to the contrary contained in this Guaranty, in the event of a Secondary Market Transaction, Guarantors shall be entitled to deal with and rely upon only one Servicer (having at least ten (10) years experience servicing loans) for all owners of interest in the Loan in connection with all matters relating to the Loan and shall not incur any costs greater than those that would be incurred if the lead lender were the only Lender (including enforcement costs). Any such transaction shall be at Lender’s sole cost and expense, including, without limitation, the cost of any reports, certifications or opinions required of Guarantors in connection with any such transaction. No such transaction shall result in a material increase in the obligations or potential liability of Guarantors under this Guaranty and the Loan Documents by reason of any requested covenant, representation, warranty, indemnity or certification or otherwise. Without limitation on the foregoing, in no event shall Guarantors have liability (by way of certification, indemnity or otherwise) for information or statements contained in third party reports used in connection with the secondary marketing transaction; provided, however Guarantor shall remain liable under Section 1.2 to the extent any material misstatements or omissions are contained in such third party reports as a result of conduct by Borrower that is otherwise subject to the exclusions from exculpation provided under Section 1.2.
     5.15 Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Note or any other amount payable by any Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment has been due but not made at such time.
     5.16 Exculpation. Notwithstanding anything to the contrary contained herein, Guarantors agree that they will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, or principal of Lender arising out of or in connection with this Guaranty or the transactions contemplated hereby.
     5.17 Usage of Terms. As used in this Guaranty, the phrase “any Borrower” shall mean “any one or more Borrowers, including all of the Borrowers” and the phrase “any Guarantor” shall mean “any one or more Guarantors, including all of the Guarantors”.
[NO FURTHER TEXT ON THIS PAGE]

     EXECUTED as of the day and year first above written.

GUARANTORS:

MORGANS GROUP LLC, a Delaware limited liability company

By:	Morgans Hotel Group Co., a Delaware corporation as Managing Member

By:	/s/ RICHARD SZYMANSKI
	Name:	Richard Szymanski
	Title:	Chief Financial Officer and Secretary

DLJ MB IV HRH, LLC, a Delaware limited liability company

By:	/s/ KENNETH J. LOHSEN Name: Kenneth J. Lohsen
Title: Authorized Signatory

Exhibit A
FINANCIAL REPRESENTATIONS, WARRANTIES AND COVENANTS
     1. Guarantor’s Financial Condition. (a) As of the date hereof after giving effect to this Guaranty and, in the case of the DLJ Guarantor, the equity and other commitments of the DLJMB Parties insofar as they relate to the DLJ Guarantor, and throughout the term of the Loan, such Guarantor is and will be solvent and has and will have (i) assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities as determined in accordance with GAAP) and debts, and (ii) property and assets sufficient to satisfy and repay its obligations and liabilities.
     (b) At all times throughout the term of this Guaranty, the Guarantors shall maintain (i) Guarantors Net Worth in excess of $400,000,000.00 in the aggregate, and (ii) a minimum amount of Guarantors Effective Liquidity in excess of $200,000,000.00 in the aggregate. Within one-hundred twenty (120) days following the end of each calendar year, and, upon Lender’s written request, within sixty (60) days following the end of any calendar quarter, each Guarantor shall deliver or cause to be delivered to Lender a complete copy of such Guarantor’s and, in the case of the DLJ Guarantor, the DLJMB Parties’ annual, and, if requested, quarterly financial statements audited by a “Big Four” accounting firm, BDO Seidman LLP, or other independent certified public accountant reasonably acceptable to Lender prepared in accordance with GAAP, including in each case statements of profit and loss and a balance sheet for such Guarantor and the DLJMB Parties, as the case may be, together with a certificate of each Guarantor (which certificate in the case of the Morgans Guarantor shall pertain only to the Morgans Guarantor, and in the case of the DLJ Guarantor shall pertain only to the DLJ Guarantor and the DLJMB Parties) (i) setting forth in reasonable detail such Guarantor’s and each DLJMB Parties’ Net Worth as of the end of the prior calendar year or quarter, as the case may be, based thereon, and then Effective Liquidity, and (ii) certifying that such financial statements are true, correct, accurate and complete in all material respects and fairly present the financial condition and results of the operations of such Guarantor, and, in the case of the DLJ Guarantor, the DLJMB Parties, provided, however, that in the event the DLJ Guarantor, any DLJMB Party or the Morgans Guarantor is not otherwise required to, and does not, cause to be prepared such audited financial statements in the ordinary course of its business, it may deliver the unaudited statements which are delivered to its investors or otherwise prepared in the ordinary course of its business, accompanied by such certification.
     (c) Such Guarantors shall not, and the DLJ Guarantor shall not cause or permit and further represents and covenants that the DLJMB Parties shall not, at any time while a default in the payment of the Guaranteed Obligations has occurred and is continuing beyond any applicable grace period or following any notice thereof, (i) enter into or effectuate any transaction with any Affiliate of such Guarantors or any of the DLJMB Parties, as the case may be, which would reduce such Guarantors’ or DLJMB Party’s then Net Worth or Effective Liquidity, or (ii) sell, pledge, mortgage or otherwise Transfer to any other Person (including any of its Affiliates) any assets or any interest therein, other than (in the case of either clauses (i) or (ii) of this Section 1(c)) (x) if in the ordinary course of business, consistent with past practice and for reasonably equivalent value, or (y) for reasonably equivalent value.

     (d) As used in this Section 1 and Section 4 below, the following terms shall have the following meanings:
     “Distributable Cash” means, with respect to any Person, and subject to the following proviso, the amount of all capital surplus, retained earnings or net profits of such Person held in the form of cash or cash equivalents (including cash reserves established from undistributed net profits from any prior fiscal period), then freely and lawfully distributable to the holders of all equity interests of such Person as dividends or distributions or in redemption of such equity interests in accordance with all laws and operative agreements, documents or instruments governing the formation and capitalization of such Person, the receipt of which by the holders of such equity interests, if so paid, will not give rise to any liability of the recipient to return or to repay such amounts to such Person, and the payment or distribution of which by such Person to such equity holders (i) will not violate any term or condition of any agreement or instrument to which such Person is subject or by which its properties or assets is bound, and (ii) has been consented to or approved by all other Persons not controlled by the Morgans Guarantor whose consent to or approval of such payment or distribution is required under any of such operative, governing or other agreements, documents or instruments; provided that Lender is given, from time to time, such information as it may reasonably request (including income statements and balance sheets of any such Person that satisfy the requirements for financial statements set forth in Section 1(c) above, together with a certificate of the chief financial officer of the Morgans Guarantor confirming that, to the best of his or her knowledge, the foregoing calculations and financial statements are accurate in all material respects) confirming the foregoing.
     “Effective Liquidity” means, with respect to any Person, as of a given date, the sum of (i) all unrestricted cash and cash equivalents held by such Person and, in the case of the Morgans Guarantor, the Distributable Cash of its direct or indirect wholly-owned subsidiaries, the membership or other equity interests which are not pledged to or otherwise encumbered by any lien, charge or other encumbrance in favor of any Person other than the Morgans Guarantor or Lender; (ii) the aggregate amount of available borrowing of such Person under credit facilities and other lines of credit; and (iii) except as provided in the following sentence, the aggregate maximum amount, if any, of all committed and undrawn or uncalled capital available to such Person (as to any Person its “Available Capital”) under the terms of any partnership, limited liability, statutory business trust, or similar agreement of such Person from any Constituent Member (other than (x) any Constituent Member of another Constituent Member that is publicly traded, and (y) in the case of the DLJ Guarantor, any limited partner of DLJMB HRH Co-Investments, L.P., a DLJMB Party (“Co-Investments LP”)), less, (iv) the aggregate amount of any accrued but unpaid liabilities or obligations of such Person under the facilities or agreements described in the preceding clauses (ii) and (iii), other than (for purposes of this clause (iv)) the principal amount of Indebtedness under any such facilities. In addition, and notwithstanding anything herein to the contrary, the Available Capital of Co-Investments LP for purposes of determining its Effective Liquidity shall equal, as of a given date, either (A) Co-Investments LP’s Available Capital, or (B), if greater, and subject to the following proviso, an aggregate amount not exceeding one hundred fifty (150%) percent of the aggregate Available Capital of the other DLJMB Parties, provided that Lender is given, from time to time, such information as it may reasonably request (including an opinion of counsel to Co-Investments LP in respect of the following clause (y)) to confirm that the limited partners of Co-Investments LP (x) are financially capable of funding such amount, and (y) are and remain obligated to make capital contributions to Co-Investments LP in such aggregate amounts in order to cause the DLJ Guarantor or the DLJMB Parties to pay and perform the Guaranteed Obligations.
     “Guarantors Effective Liquidity” means, with respect to the Guarantors, as of a given date, the sum of the Effective Liquidity of (i) the DLJ Guarantor and, without duplication, each of the DLJMB Parties, and (ii) the Morgans Guarantor.
     “Guarantors Net Worth” means, with respect to the Guarantors, as of a given date, the sum of (i) the Net Assets of the Morgans Guarantor, and (ii) the Net Worth of (x) the DLJ Guarantor and (y), without duplication, each of the DLJMB Parties, including for purposes of this computation, and subject to the following proviso, the Net Worth of any limited partner of Co-Investments LP that shall have entered into an equity commitment letter satisfactory to Lender, for the express benefit of Lender, pursuant to which such limited partner of Co-Investments LP agrees to, and recognizes the rights of Lender in place and instead of the general partner or manager of Co-Investments LP to require such limited partner of Co-Investments LP to, make contributions to Co-Investments LP directly to Lender, in an aggregate amount not exceeding one hundred fifty (150%) percent of the aggregate Net Worth of the DLJMB Parties other than Co-Investments LP, provided that Lender is given, from time to time, such information as it may reasonably request (including an opinion of counsel to Co-Investments LP in respect of the following clause (B)) to confirm (A) the Net Worth of the limited partners of Co-Investments LP, and (B) that they are and remain obligated to make capital contributions to Co-Investments LP in such aggregate amounts in order to cause the DLJ Guarantor or the DLJMB Parties to pay and perform the Guaranteed Obligations.
     “Net Assets” means, with respect to the Morgans Guarantor only, as of a given date, an amount equal to the aggregate fair market value of the Morgans Guarantor’s assets and properties (i) as reasonably determined by Lender in good faith applying such customary and reasonable market factors as Lender shall then apply to similar assets and properties, or (ii) at the election of the Morgans Guarantor, as determined by appraisals prepared by an independent MAI real estate “state certified general appraiser” (as defined under regulations or guidelines issued pursuant the Financial Institutions Reform Recovery Enforcement Act of 1989, 12 U.S.C. 1811 et. Seq., as amended) selected by the Morgans Guarantor and approved by Lender (which approval shall not be unreasonably withheld, delayed, or conditioned) at the Morgans Guarantor’s sole cost and expense and not more than ninety (90) days prior to such date, minus the amount of all Indebtedness of the Morgans Guarantor and its consolidated subsidiaries as of such date, but in no event shall such amount be less than zero.

     “Net Worth” shall mean, with respect to any Person as of a given date, (i) such Person’s total assets as of such date, less (ii) such Person’s total liabilities as of such date, in each case, as they would be reflected in a balance sheet prepared in accordance with GAAP.
     2. Financial and Other Information; Dividends and Distributions. Each Guarantor with respect to (i) itself, severally and not jointly, and (ii) in the case of the DLJ Guarantor, the DLJMB Parties, represents, warrants and covenants to Lender during the term of the Loan that:
     (a) all financial data and other financial information that, as of any applicable date, has been delivered to Lender with respect to such Guarantor, and in the case of the DLJ Guarantor, the DLJMB Parties (i) is true, complete and correct in all material respects as of the dates of such reports, (ii) accurately represent, in all material respects, the financial condition of such Guarantor and the DLJMB Parties as of the date of such reports, and (iii) has been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein; and
     (b) except for the payment of employee salaries and benefits and other administrative expenses and dividends or other distributions in the ordinary course of business consistent with past practice, or with Lender’s prior written consent exercised in its sole discretion, it shall not sell, pledge, mortgage or otherwise transfer any of its material assets, or any interest therein, on terms materially less favorable than would be obtained in an arms-length transaction for fair consideration, or, with respect to any such transactions between or among the DLJMB Parties and any of their respective affiliates, on terms materially less favorable to such DLJMB Parties than would be obtained in comparable transactions with Persons who are not affiliates.
     3. Confidentiality; Cooperation. Lender agrees to treat all financial statements and other financial information of any Guarantor and the DLJMB Parties that are not publicly available, confidentially, provided that, each Guarantor recognizes that Lender shall, and hereby authorizes Lender to, include such financial information or extracts therefrom in any Disclosure Documents or similar disclosure with respect to any syndication of the Loan, so long as in each case the affected Guarantor shall have the right, prior to their dissemination, to review and approve any such Disclosure Documents or similar documents (such approval not to be unreasonably withheld, delayed or conditioned) and the recipients of any such Disclosure Documents are subject to customary obligations to preserve the confidentiality of such information, to the extent applicable to such syndication. In connection therewith and with respect to all such financial information, each Guarantor shall cooperate with and indemnify and hold harmless Lender to the same extent provided in Section 9.3 of the Loan Agreement as if it were a party thereto and each reference to “Borrowers” therein were instead a reference to such Guarantor.
     4. Substitute Guarantors. If at any time, subject to all of the terms and conditions of the Loan Agreement and all of the other Loan Documents,  a Guarantor shall seek to be released from its obligations under this Guaranty and substitute any replacement guarantor for the Guaranteed Obligations following any Transfer of an interest (direct or indirect) in HR Holdings, any Guarantor Transfer or otherwise (any such replacement guarantor permitted under the Loan Documents or otherwise consented to by Lender, being referred to herein as a “Substitute Guarantor”), then, so long as (a) the aggregate Net Worth (determined, in the case of

Guarantors, as provided in the definition of “Guarantors Net Worth” above) of all Persons providing this Guaranty, including any Substitute Guarantor, shall equal $400,000,000.00 or more, and the aggregate Effective Liquidity (determined, in the case of Guarantors, as provided in the definitions of “Effective Liquidity” and “Guarantors Effective Liquidity” above) of all such Persons shall equal $200,000,000.00 or more, and (b) at least one of the Persons providing this Guaranty is a Qualified Real Estate Guarantor, (i) the requirements of the first sentence of Section 1(b) above shall be modified such that, as to each Person providing this Guaranty pursuant to the Loan Agreement, including any Substitute Guarantor, at all times that such Guaranty shall be required to be outstanding in accordance with the Loan Agreement, (x) such Person’s Net Worth (or in the event that the Morgans Guarantor shall remain a guarantor hereunder at such time, as to the Morgans Guarantor only, its Net Assets, and in the event that the DLJ Guarantor shall remain a guarantor hereunder at such time, the Net Worth of the DLJ Guarantor and the DLJMB Parties calculated in accordance with clause (ii) of the definition of “Guarantors Net Worth” above) shall equal $200,000,000.00 or more (or in the event that the Morgans Guarantor or any transferee, including an Affiliate of such transferee of the Morgan Guarantor’s interests in HR Holdings (collectively, a “Morgans Transferee”) shall remain or become a guarantor of the Loan at such time, as to the Morgans Guarantor and any Morgans Transferee only, the product of $400,000,000.00 and such Person’s then percentage interest (directly or indirectly) in all profits and losses of HR Holdings), and (y) such Person’s Effective Liquidity shall equal $100,000,000.00 or more (or in the event that the Morgans Guarantor or any Morgans Transferee shall remain or become a guarantor of the Loan at such time, as to the Morgans Guarantor and any Morgan Transferee only, the product of $200,000,000.00 and such Person’s then percentage interest (directly or indirectly) in all profits and losses of HR Holdings), and (ii) the provisions of this Exhibit A with respect to financial reporting, financial condition, transactions, dividends and distributions, confidentiality and cooperation shall apply to all such Persons.
     5. Conflicts. Nothing in this Exhibit A shall be read in any manner or construed or deemed to alter, modify, amend or waive any term or condition of any Loan Document, except to the extent this Exhibit A is expressly incorporated by reference therein, including by Section 3.4 of this Guaranty. In the event of any conflicts between the terms and conditions hereof and the terms and conditions of any other Loan Document, the terms and conditions of the other Loan Documents shall control and be binding in all respects.